Exhibit 99.1

Contact:                           Donald H. Anderson, President/CEO

Randall J. Larson, Executive Vice President/CFO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES RESULTS FOR THE THREE MONTHS

ENDED MARCH 31, 2006 AND SCHEDULES CONFERENCE CALL

Tuesday, May 9, 2006	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its net earnings allocable to limited partners of $2.7 million ($0.37 per limited partner unit) for the quarter ended March 31, 2006. The quarter’s highlights include:

•                  Quarterly revenues increased to $12.1 million from $9.7 million last year

•                  The Partnership executed a five-year terminaling services agreement with Marathon Petroleum Company LLC for approximately 1.0 million barrels of asphalt storage capacity throughout our Florida facilities

•                  Quarterly operating income increased to $3.5 million from $3.4 million last year

•                  Adjusted operating surplus generated during the period was $3.8 million

•                  The Partnership declared a $0.43 per unit quarterly distribution for the period

Donald H. Anderson, Chief Executive Officer said, “The acquisition of the Mobile, Alabama terminal facilities from TransMontaigne Inc. contributed to the increase in quarterly throughput volumes from 135,700 barrels per day in 2005 to 146,600 barrels per day in 2006. This volume increase, combined with new third-party storage customers and other revenues, resulted in an increase in operating income to $3.5 million for the first quarter of 2006 compared to $3.4 million for the first quarter of 2005.”

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for Thursday, May 11, 2006 at 2:00 p.m. (MDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(888) 400-7916

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 5:30 p.m. (MDT) on Thursday, May 11, 2006 until 11:59 p.m. (MDT) on Thursday, May 18, 2006 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  828134

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which was filed today with the Securities and Exchange Commission.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

(000s, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005
Income Statement Data
Revenues	$12,090	$9,714
Direct operating costs and expenses	(4,695)	(4,059)
Direct general and administrative expenses	(1,100)	—
Operating income	3,459	3,363
Net earnings	2,719	3,363
Net earnings allocable to limited partners	2,665	—
Net earnings per limited partners’ unit—basic	0.37	—

Cash Flow Activities
Net cash provided by operating activities	$5,071	$4,350
Net cash (used in) investing activities	(18,769)	(737)
Net cash provided by (used in) financing activities	13,611	(3,601)

	March 31, 2006	December 31, 2005
Balance Sheet Data
Property, plant and equipment, net	$125,451	$126,435
Total assets	130,010	131,587
Long-term debt	45,508	28,000
Partners’ equity	81,613	100,564

Selected quarterly results of operations data for each of the quarters in the year ending December 31, 2006, six months ended December 31, 2005 and year ended June 30, 2005 are as follows:

	Three months ended				Year ending December 31, 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$12,090	—	—	—	$12,090
Direct operating costs and expenses	(4,695)	—	—	—	(4,695)
Direct general and administrative expenses	(1,100)	—	—	—	(1,100)
Allocated general and administrative expenses	(812)	—	—	—	(812)
Allocated insurance expense	(82)	—	—	—	(82)
Depreciation and amortization	(1,942)	—	—	—	(1,942)
Operating income	3,459	—	—	—	3,459
Other income (expense), net	(740)	—	—	—	(740)
Net earnings	$2,719	—	—	—	$2,719

	Three months ended		Six months ended
	September 30, 2005	December 31, 2005	December 31, 2005
Revenues	$10,967	$11,941	$22,908
Direct operating costs and expenses	(3,974)	(4,275)	(8,249)
Direct general and administrative expenses	(595)	(672)	(1,267)
Allocated general and administrative expenses	(775)	(812)	(1,587)
Allocated insurance expense	(67)	(81)	(148)
Depreciation and amortization	(1,746)	(1,894)	(3,640)
Operating income	3,810	4,207	8,017
Other income (expense), net	(509)	(548)	(1,057)
Net earnings	$3,301	$3,659	$6,960

	Three months ended				Year ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	June 30, 2005
Revenues	$8,392	$8,300	$9,714	$9,687	$36,093
Direct operating costs and expenses	(4,086)	(3,987)	(4,059)	(3,710)	(15,842)
Direct general and administrative expenses	—	—	—	(79)	(79)
Allocated general and administrative expenses	(700)	(700)	(700)	(700)	(2,800)
Allocated insurance expense	(84)	(83)	(83)	(83)	(333)
Depreciation and amortization	(1,537)	(1,507)	(1,509)	(1,601)	(6,154)
Operating income	1,985	2,023	3,363	3,514	10,885
Other income (expense), net	—	—	—	(182)	(182)
Net earnings	$1,985	$2,023	$3,363	$3,332	$10,703

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units. Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest. The following summarizes our Adjusted Operating Surplus generated during the periods indicated:

	January 1, 2006 through March 31, 2006	May 27, 2005 through December 31, 2005	Cumulative since inception

Net earnings	$2,719	$7,640	$10,359
Depreciation and amortization	1,942	3,785	5,727
Amortization of deferred equity-based compensation	162	371	533
Cash reserved for repurchase of common units	(800)	—	(800)
Maintenance capital expenditures	(200)	(497)	(697)
“Adjusted Operating Surplus” generated during the period	$3,823	$11,299	$15,122

Distribution for the period	$3,201	$7,071	$10,272

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations along the U.S. Gulf Coast and in the Midwest. We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil. Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

-END-